FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 3, 2010

FOR FURTHER INFORMATION:

Bill Hodges
Chief Financial Officer
(919) 913-1030

POZEN REPORTS FOURTH QUARTER / YEAR END 2009 RESULTS

Chapel Hill, N.C., March 3, 2010 — POZEN Inc. (NASDAQ: POZN), today announced results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Results

POZEN reported a net loss of $(5.8) million, or $(0.19) per share on a diluted basis, for the fourth quarter of 2009, compared to net loss of $(4.1) million, or $(0.14) per share on a diluted basis, for the fourth quarter of 2008.

For the fourth quarter of 2009, POZEN reported revenue of $4.2 million resulting from the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $3.1 million and royalty on sales of Treximet® (sumatriptan and naproxen sodium) of $1.1 million. Revenue for the fourth quarter ended December 31, 2008 totaled $14.0 million, resulting from the amortization of upfront payments received pursuant to the collaboration agreements of $4.1 million, $8.8 million of revenue for development work, and $1.1 million of royalty on sales of Treximet.

Operating expenses for the fourth quarter of 2009 totaled $10.7 million as compared to $18.5 million for the comparable period in 2008. The decrease in operating expenses was primarily due to a decrease in costs associated with the development program for VIMOVO™ (enteric-coated naproxen/immediate release esomeprazole magnesium).

Due to recently enacted legislation, the Company plans to file an income tax carryback claim for alternative minimum tax expense incurred during 2007. Therefore, POZEN recorded a $0.6 million tax benefit in the fourth quarter of 2009.

At December 31, 2009, cash, cash equivalents and short-term investments totaled $46.7 million compared to $61.7 million at December 31, 2008.

Year End Results

POZEN reported a net loss of $(6.9) million, or $(0.23) per share on a diluted basis, for the year ended December 31, 2009, compared to a net loss of $(6.0) million, or $(0.20) per share on a diluted basis, for the same period in 2008.

For the year ended December 31, 2009, POZEN reported revenue of $32.2 million compared to $66.1 million for the same period in 2008.  The decrease in revenue was primarily due to $23.4 million less development revenue in 2009 and $10.0 million less in milestone payments in 2009.

Operating expenses for the year ended December 31, 2009 were $40.2 million as compared to $74.2 million for the same period in 2008. The decrease in operating expenses was primarily due to a decrease in costs for the development program for VIMOVO. Non-cash stock-based compensation expense was $5.1 million in 2009 versus $6.0 million in 2008. Patent litigation expenses totaled $4.8 million in 2009 and $0.3 million in 2008.

Corporate Highlights

Corporate Strategy
POZEN continues on the path of commercialization of its pipeline assets. The Company hosted its first analyst/investor day at NASDAQ headquarters on December 8, 2009.  The meeting featured presentations from independent medical experts as well as POZEN executive leadership and highlighted the PA franchise, along with the new commercialization strategy.  POZEN is committed to delivering high-quality, evidence-based and affordable products to customers.

Treximet®
Net sales of Treximet® totaled $86.1 million for GlaxoSmithKline in 2009, generating royalty revenue of $4.3 million for POZEN.  The royalty rate for Treximet increased to 18% starting January 2010.  POZEN retains ex-U.S. rights to develop and market other triptan and NSAID combinations and plans to seek global commercial partners.

VIMOVO™, formerly PN 400
The NDA for VIMOVO™ was submitted on June 30, 2009 and is under review by the U.S. Food and Drug Administration (FDA). We expect a response from the FDA in second quarter 2010. Pursuant to the collaboration agreement, POZEN received a $10.0 million milestone payment from AstraZeneca in September 2009.  Results from the pivotal trials for VIMOVO were presented at the American College of Rheumatology Scientific Session in Philadelphia on October 19, 2009.  AstraZeneca submitted a Marketing Authorization Application (MAA) to the European Union via the Decentralized Procedure for VIMOVO in October 2009.

PA Program
POZEN is creating a safer form of aspirin franchise of product candidates – the PA product platform.  The first candidate, PA32540, is a coordinated-delivery tablet combining immediate-release omeprazole, a PPI, layered around pH-sensitive aspirin.  This novel, patented product is administered orally once a day and is under investigation for use for the secondary prevention of cardiovascular disease.  The Company initiated the two Phase 3 pivotal trials for PA32540 in October 2009, in addition to a one year long safety study.  The primary endpoint for the pivotal trials is the cumulative incidence of gastric ulcers over the six-month treatment period for PA32540 versus 325 mg of enteric-coated aspirin.

An estimated 80 million U.S. adults have some form of cardiovascular disease, and the disease remains the #1 cause of death for men and women alike.  PA32540 is being developed to deliver the cardio-protective benefits of aspirin while reducing the GI toxicity.  If approved, it will offer a new therapeutic option to patients with cardiovascular disease and to doctors who treat them.

The POZEN PA pipeline also includes earlier-stage work evaluating the application of aspirin combinations for pain and pain-related conditions. POZEN is advancing commercialization plans for the PA franchise within the U.S.  For markets outside the U.S., the company plans to seek strong global commercial partners.

Financial Guidance
POZEN will earn a $20.0 million milestone payment upon the U.S. Food and Drug Administration (FDA) approval of VIMOVO and will start to earn royalty revenue when AstraZeneca begins commercial sales.  We will look to provide financial guidance on the 2010 year when we can determine the timing of these important events.

Fourth Quarter Results Webcast
POZEN will host a webcast to present fourth quarter and year end 2009 results and management’s outlook on Wednesday, March 3, 2010 at 11:00 a.m. Eastern time.  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN
POZEN Inc., headquartered in Chapel Hill, NC, is a pharmaceutical company committed to transforming medicine that transforms lives.  Since its founding in 1996, POZEN has successfully created novel pharmacologic agents primarily for pain and pain-related conditions by combining existing drug therapies that result in superior patient outcomes.  Moving forward, POZEN is poised to become a model 21st century pharmaceutical company dedicated to ensuring that they produce cost-effective, evidence-based medicines; take a fresh approach to sales, marketing and medical education; and deliver high-quality, affordable pharmaceuticals to their customers.  The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “POZN”.  For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2009. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue:
Licensing revenue	$4,222,771	$5,248,046	$26,651,353	$37,221,242
Development revenue	-	8,787,356	5,536,053	28,912,399
Total revenue	4,222,771	14,035,402	32,187,406	66,133,641
Operating expenses:
General and administrative	5,112,958	3,234,236	17,767,048	12,314,574
Research and development	5,589,073	15,309,405	22,447,833	61,934,337
Total operating expenses	10,702,031	18,543,641	40,214,881	74,248,911
Other Income:
Interest and other income, net	63,104	424,839	535,226	2,139,741
Loss before income tax benefit	(6,416,156)	(4,083,400)	(7,492,249)	(5,975,529)
Income tax benefit	633,514	-	633,514	-
Net loss attributable to common stockholders	$(5,782,642)	$(4,083,400)	$(6,858,735)	$(5,975,529)

Basic net loss per common share	$(0.19)	$(0.14)	$(0.23)	$(0.20)

Shares used in computing basic net loss per common share	29,825,365	29,778,310	29,813,690	29,761,847

Diluted net loss per common share	$(0.19)	$(0.14)	$(0.23)	$(0.20)

Shares used in computing diluted net loss per common share	29,825,365	29,778,310	29,813,690	29,761,847

POZEN Inc.
Balance Sheets
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$23,278,353	$26,119,249
Short-term investments	23,432,100	35,562,723
Accounts receivable	1,146,072	8,119,435
Prepaid expenses and other current assets	1,259,255	562,161
Total current assets	49,115,780	70,363,568
Equipment, net of accumulated depreciation	43,830	72,563
Total assets	$49,159,610	$70,436,131

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,412,335	$7,328,428
Accrued compensation	2,287,200	2,172,314
Accrued expenses	3,501,262	5,737,254
Deferred revenue	7,201,080	12,344,708
Total current liabilities	15,401,877	27,582,704

Long-term liabilities:
Deferred revenue	-	7,201,080
Total liabilities	15,401,877	34,783,784

Total stockholders’ equity	33,757,733	35,652,347
Total liabilities and stockholders’ equity	$49,159,610	$70,436,131

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